Exhibit 99.1

News Release

Alexion, AstraZeneca Rare Disease to Acquire LogicBio® Therapeutics to Accelerate Growth in Genomic Medicine

LogicBio acquisition to build on current collaborations and advancements in genomic medicine

WILMINGTON, Del., October 3, 2022 – Alexion, AstraZeneca Rare Disease, today announced that it has entered a definitive agreement to acquire Lexington, Mass.-based LogicBio® Therapeutics, Inc. (NASDAQ: LOGC), a pioneering genomic medicine company. The proposed acquisition aims to rapidly accelerate Alexion’s growth in genomic medicines through LogicBio’s unique technology, experienced rare disease R&D team, and expertise in pre-clinical development.

"The proposed acquisition of LogicBio is a significant development for our growing research in genomic medicine,” said Marc Dunoyer, Chief Executive Officer, Alexion, AstraZeneca Rare Disease. “LogicBio’s people, experience and platforms provide new scientific capabilities by adding best-in-class technology and expertise to our genomic medicine strategy. The scientific collaboration between Alexion and AstraZeneca has been a substantial area of focus since last year’s acquisition and the addition of LogicBio will expand this foundational work.”

LogicBio has developed technology platforms for the delivery and insertion of genes to address genetic diseases, as well as a platform designed to improve viral vector manufacturing processes. These platforms, coupled with LogicBio’s highly experienced team and Alexion’s advancements with AstraZeneca, will drive future scientific possibilities and next generation medicines to treat rare genetic diseases.

Fred Chereau, President and Chief Executive Officer, LogicBio, said: “We are excited about the opportunity to bring our science and expertise in genetic medicine to Alexion, which shares our commitment to discovering treatments for rare conditions and improving the lives of patients. Through this acquisition, we strive to accelerate our research in gene editing and AAV capsid development and together move the field of genomic medicine forward.”

Under the terms of the agreement, Alexion, through a subsidiary, will initiate a cash tender offer to acquire all outstanding shares of LogicBio for $2.07 per share. Both boards have unanimously approved the transaction. Alexion plans to close the deal in four to six weeks, subject to the tender of at least a majority of the outstanding shares of LogicBio common stock and satisfaction of other closing conditions, and plans to retain LogicBio employees at their current location.

AstraZeneca · 1800 Concord Pike · Wilmington, DE · 19850-5437 T: +1 302 886 3000 · astrazeneca-us.com

Notes

About LogicBio Therapeutics

LogicBio® Therapeutics is a clinical-stage genetic medicine company pioneering genome editing and gene delivery platforms to address rare and serious diseases from infancy through adulthood. LogicBio's genome editing platform, GeneRide®, is a new approach to precise gene insertion harnessing a cell's natural DNA repair process potentially leading to durable therapeutic protein expression levels. LogicBio's gene delivery platform, sAAVy™, is an adeno-associated virus (AAV) capsid engineering platform designed to optimize gene delivery for treatments in a broad range of indications and tissues. LogicBio's proprietary manufacturing process, mAAVRx™, aims to overcome one of the current limitations of AAV manufacturing by improving yields and product quality. LogicBio is based in Lexington, MA. For more information, visit www.logicbio.com, which does not form a part of this release.

About Alexion

Alexion, AstraZeneca Rare Disease, is the group within AstraZeneca focused on rare diseases, created following the 2021 acquisition of Alexion Pharmaceuticals, Inc. As a leader in rare diseases for nearly 30 years, Alexion is focused on serving patients and families affected by rare diseases and devastating conditions through the discovery, development and commercialisation of life-changing medicines. Alexion focuses its research efforts on novel molecules and targets in the complement cascade and its development efforts on haematology, nephrology, neurology, metabolic disorders, cardiology and ophthalmology. Headquartered in Boston, Massachusetts, Alexion has offices around the globe and serves patients in more than 50 countries.

About AstraZeneca

AstraZeneca is a global, science-led biopharmaceutical company that focuses on the discovery, development and commercialization of prescription medicines in Oncology, Rare Diseases and BioPharmaceuticals, including Cardiovascular, Renal & Metabolism, and Respiratory & Immunology. Based in Cambridge, UK, AstraZeneca operates in over 100 countries, and its innovative medicines are used by millions of patients worldwide. For more information, please visit www.astrazeneca-us.com and follow us on Twitter @AstraZenecaUS.

Advisors

Freshfields Bruckhaus Deringer is acting as legal advisor to Alexion, AstraZeneca Rare Disease. Centerview Partners LLC is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to LogicBio.

AstraZeneca · 1800 Concord Pike · Wilmington, DE · 19850-5437 T: +1 302 886 3000 · astrazeneca-us.com

Additional Information

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of LogicBio Therapeutics, Inc. (“LogicBio”), nor is it a substitute for the tender offer materials that LogicBio, Alexion Pharmaceutical, Inc. (“Alexion”) or its acquisition subsidiary, Camelot Merger Sub, Inc. will file with the Securities and Exchange Commission (“SEC”). The solicitation and offer to buy LogicBio stock will only be made pursuant to an Offer to Purchase and related tender offer materials that Alexion intends to file with the SEC. At the time the tender offer is commenced, Alexion and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO and thereafter LogicBio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. LOGICBIO’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF LOGICBIO SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of LogicBio at no expense to them and will also be made available for free at the SEC's website at www.sec.gov. Additional copies may be obtained for free by contacting either Alexion or LogicBio. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement LogicBio each file annual, quarterly and current reports, proxy statements and other information with the SEC. LogicBio’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward- looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the ability of the parties to complete the proposed transaction; the expected timing of completion of the proposed transaction, as well as any assumptions underlying any of the foregoing; the ability to accelerate research; the ability of any platforms to improve production yields or product quality; and the ability to drive next generation medicines to treat rare genetic diseases.

AstraZeneca · 1800 Concord Pike · Wilmington, DE · 19850-5437 T: +1 302 886 3000 · astrazeneca-us.com

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of LogicBio’s stockholders tendering their shares of common stock in the tender offer; (iv) the possibility that competing offers or acquisition proposals for LogicBio will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require a termination fee or other expenses; (vii) the effect of the transaction announcement or pendency of the proposed transaction on LogicBio’s ability to retain and hire key personnel, its ability to maintain relationships with its business partners, collaborators, vendors and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from LogicBio’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in LogicBio’s filings with the SEC, including its quarterly report on Form 10-Q for the fiscal period ended June 30, 2022 and other filings LogicBio may make with the SEC in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward- looking statements are based on information currently available to Alexion and LogicBio, and Alexion and LogicBio expressly disclaim any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.

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US Media Mailbox: usmediateam@astrazeneca.com

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AstraZeneca · 1800 Concord Pike · Wilmington, DE · 19850-5437 T: +1 302 886 3000 · astrazeneca-us.com